UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 23, 2016

TetriDyn Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada	033-19411-C	65-0008012
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Queen Street
Lancaster, PA		17603
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		717-715-0238

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01—OTHER EVENTS

On May 23, 2016, TetriDyn Solutions, Inc. (the “Company”), received a signed letter of intent to pursue possible transactions involving the Weston Group, which operates senior residential healthcare facilities in Allentown, Pennsylvania. The Company has indicated that it is interested, either directly or through one or more of its affiliates, in seeking a secured line of credit of up to $1.0 million, convertible into equity of the Weston Group, at an agreed valuation, secured by specified real property used in the Weston Group operations, with the Company participating in joint control with Randall Weston, president and chief executive officer of the Weston Group, over the financial affairs of that entity. In addition, the Company and its affiliates propose an equity investment of up to $2.5 million as part of a combination of the Weston Group companies and the Company. As a result of the combination of the two enterprises, the principal owner of the Weston Group, Randall Weston, would own approximately 49% of the issued and outstanding stock of the combined enterprise, subject to further dilution if additional investment is required to support company growth, acquisitions, and other transactions. The parties anticipated that Randall Weston would by the chief executive officer and a member of the board of the combined enterprise.

Line of credit and equity financing would be used to provide working capital for the members of the Weston Group, the resolution of outstanding Weston Group indebtedness, the completion of accounting and auditing matters, management enhancement and transaction costs, and executive recruitment.

Since October 2015, the Weston Group, through The Ameriglobal Senior Living Group, Inc., has been testing in actual operation in its residential care facilities the Company’s Silver Key Solutions product line for the medical industry, which is a professional medical management and tracking solution that addresses problem areas in the healthcare segment, including issues surrounding patient care, optimized business processes for the healthcare providers, improved reporting of incidents, and increased revenues for provided services.

The Weston Group has agreed not to pursue other funding or corporate reorganization transactions prior to November 30, 2016, the termination of negotiations by the Company, or the completion of the initial letter of credit and equity financing outlined above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRIDYN SOLUTIONS, INC.

Dated: May 25, 2016	By:	/s/ Jeremy P. Feakins
Jeremy P. Feakins, Chief Executive Officer

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